                                                                    Exhibit 11


                           FIRST BELL BANCORP, INC.
                       COMPUTATION OF EARNINGS PER SHARE
                               DECEMBER 31, 1999

                                           TWELVE          TWELVE
                                           MONTHS          MONTHS
                                           ENDED            ENDED
                                         12/31/99         12/31/99
                                         --------         --------
                                           BASIC        FULLY DILUTED
Net income applicable to common stock   $8,041,756        $8,041,756
                                        ----------        ----------


Weighted average shares outstanding      5,043,325         5,043,325

Add:  Option common stock equivalents            -           138,439

Less:  MRP shares                          242,384           242,384

Add:  Granted MRP shares                         -            64,714
                                        ----------        ----------

     Total Shares                        4,800,941         5,004,096
                                        ==========        ==========

Earnings per share                      $     1.68        $     1.61
                                        ==========        ==========